Exhibit 99.1

Darling International Inc.

News Release
August 10, 2006

DARLING INTERNATIONAL INC. ANNOUNCES
SECOND QUARTER 2006 RESULTS

        Irving, Texas, August 10, 2006:   Darling International Inc. (AMEX: DAR) today reported sales and results of operations for the second quarter and six months ended July 1, 2006 as compared to the same periods of the prior year.

        For the second quarter of 2006, the Company's net sales were $87.2 million as compared to $81.3 million for the second quarter of 2005. Increases in sales from the Company's acquisition of substantially all of the assets of National By-Products, LLC on May 15, 2006, which were partially offset by lower prices for finished products, accounted for the majority of the $5.9 million increase.

        Results of operations for the second quarter of 2006 declined to a net loss of $(3.1) million, or $(0.04) per share as compared to net income of $2.7 million, or $0.04 per share, for the 2005 comparable period. The $5.8 million decrease in net income for the second quarter of 2006 resulted primarily from: (i) $4.5 million in charges related to prepayment fees of $1.9 million on the Company's retirement of subordinated debt and $2.6 million in the write-off of deferred loan costs related to the refinancing of the Company's previous revolving credit facility; (ii) significantly lower prices for finished products; (iii) higher energy prices for natural gas and diesel fuel; and (iv) high legal expenses related to certain actions in which the Company is the plaintiff.

        Darling International Inc. Chairman and Chief Executive Officer Randall Stuewe said, "In connection with closing the NBP Asset Transaction on May 15, 2006, we entered into a new credit facility and incurred $4.5 million in charges related to the retirement of our subordinated debt and previous revolving credit facility. These charges negatively impacted the second quarter. The new credit facility, which provided funding for the NBP Asset Transaction, will provide flexibility and lower financing cost in future periods. Additionally, our operating performance was significantly impacted by lower prices for finished product in the second quarter."

        For the six months ended July 1, 2006, the Company reported net sales of $163.6 million as compared to $152.6 million for the 2005 comparable period. Increased sales generated from the acquisition of National By-Products primarily accounted for the net sales increase.

         For the six months ended July 1, 2006, the Company reported a net loss of $(2.8) million, or $(0.04) per share, as compared to a net profit of $3.7 million, or $0.06 per share, for the 2005 comparable period. The $6.5 million decrease in net income for the six months ended July 1, 2006 resulted primarily from: (i) $4.5 million in charges related to prepayment fees and write-off of deferred loan costs in connection with termination of the Company's previous subordinated debt and revolving credit facility; (ii) lower prices for finished products; (iii) higher energy prices for natural gas and diesel fuel; and (iv) higher legal expense.

        Darling International will host a conference call to discuss the Company's second quarter 2006 financial results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Friday, August 11, 2006. To listen to the conference call, participants calling from within North America may dial 888-394-1600; international participants may dial 973-582-2867. Please call approximately ten minutes before the start of the call to ensure that you are connected.

        The call will also be available as a live audio web cast that can be accessed on the Company website at http://www.darlingii.com/investors/investors.html or http://www.earnings.com. Following its completion, a replay of the call can be accessed until August 25, 2006 by dialing 877-519-4471 or 973-341-3080 outside of North America. The access code for the replay is 7718107. The conference call will also be archived on the Company's website for seven days.

        Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather and oleo-chemical manufacturers around the world. In addition, the Company provides grease trap collection services and sells equipment to restaurants.

        For mor information, please visit http://www.darlingii.com.

{ This media release contains forward-looking statements regarding the business operations of Darling and the industry in which it operates. These statements are identified by words such as "may," "will," "expect," "believe," "intend," "anticipate," "should", "estimate," continue," and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including business and economic conditions in its existing markets, that could cause actual results to differ materially from those projected in such forward-looking statements and fulfillment of closing conditions necessary to the consummation of the NBP transaction. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. }

Darling International Inc.
Consolidated Operating Results
For the Periods Ended July 1, 2006 and July 2, 2005
(Dollars in thousands, except per share amounts)
(Unaudited)

                                             Three Months Ended                   Six Months Ended
                                     ---------------------------------    --------------------------------
                                                            $ Change                             $ Change
                                      July 1,    July 2,   Favorable/      July 1,   July 2,     Favorable/
                                        2006      2005    (Unfavorable)     2006      2005     (Unfavorable)
                                     -------    --------  ------------    --------  --------    -----------
Net sales .......................... $87,231     $81,274    $  5,957      $163,631  $152,627    $  11,004
Costs and expenses:
     Cost of sales and operating
        expenses ...................  68,831      62,701      (6,130)     129,512    118,810      (10,702)
     Selling, general and
        administrative expenses ....  11,817       9,347      (2,470)      21,504     18,047       (3,457)
     Depreciation and
        amortization ...............   5,049       3,807      (1,242)       9,182      7,578       (1,604)
                                     -------     -------    --------     --------   --------    ---------
Total costs and expenses ...........  85,697      75,855      (9,842)     160,198    144,435      (15,763)
Operating income ...................   1,534       5,419      (3,885)       3,433      8,192       (4,759)
Other income/(expense):
     Interest expense ..............  (1,760)     (1,589)       (171)      (3,302)    (3,173)        (129)
     Other, net ....................  (4,760)        475      (5,235)      (4,529)       675       (5,204)
                                     -------     -------    --------     --------   --------    ---------
Total other income/(expense) .......  (6,520)     (1,114)     (5,406)      (7,831)    (2,498)      (5,333)
Income/(loss) from continuing
  operations before income taxes ...  (4,986)      4,305      (9,291)      (4,398)     5,694      (10,092)
Income taxes (expense)/benefit .....   1,837      (1,563)      3,400        1,615     (2,036)       3,651
                                     -------     -------    --------     --------    -------    ---------
Income/(loss) from continuing
  operations .......................  (3,149)      2,742      (5,891)      (2,783)     3,658       (6,441)
Income/(loss) from discontinued
  operations, net of  tax ..........      -            6          (6)           -         12          (12)
                                     -------     -------    --------     --------    -------    ---------
Net income/(loss) .................. $(3,149)    $ 2,748    $ (5,897)    $ (2,783)   $ 3,670    $  (6,453)
                                     =======     =======    ========     ========    =======    =========
Basic and diluted income/(loss)
  per share:
     Continuing operations ......... $ (0.04)   $   0.04    $  (0.08)    $  (0.04)   $  0.06    $   (0.10)
     Discontinued operations .......       -           -           -            -          -            -
                                     -------    --------    --------     --------    -------    ---------

Total .............................. $ (0.04)   $   0.04    $  (0.08)    $  (0.04)   $  0.06    $   (0.10)
                                     =======    ========    ========     ========    =======    =========

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FOR MORE INFORMATION CONTACT: Brad Phillips, Treasurer, or John O. Muse, Executive Vice President of Finance and Administration	251 O'Connor Ridge Blvd., #300 Irving, Texas 75038 Phone: 972-717-0300